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                                                                     EXHIBIT 1.4

                    INVITATION TO THE ANNUAL GENERAL MEETING


TUESDAY, NOVEMBER 27, 2001, AT 10 A.M.
HILTON MUNICH PARK




                                                                         IXOS(R)
                                                    eBUSINESS DOCUMENT SOLUTIONS


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DEAR SHAREHOLDERS,

With publication in Bundesanzeiger No. 190, dated October 11th, 2001, we invited all shareholders to our Annual General Meeting of IXOS Software
Aktiengesellschaft, with headquarters in Grasbrunn, Munich, Germany -- Securities Registration Number 506 150 --

ON TUESDAY, NOVEMBER 27TH, 2001, AT 10:00 A.M. LOCAL TIME
AT HILTON MUNICH PARK, AM TUCHERPARK 7, 80538 MUNICH,
GERMANY

Herewith we would like to repeat our invitation. Admission to the Annual General Meeting starts at 9:00 a. m. In the following we inform you about the agenda.


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Order of the day


1 PRESENTATION OF THE YEAR-END FINANCIAL STATEMENT, THE CONSOLIDATED FINANCIAL STATEMENT, THE SUMMARISED STATUS REPORT OF IXOS SOFTWARE AKTIENGESELLSCHAFT AND OF THE GROUP FOR FISCAL YEAR 2000/2001 AND OF THE SUPERVISORY BOARD OF DIRECTORS' REPORT


2 THE COMPANY'S SHAREHOLDERS ARE ASKED TO RATIFY THE ACTS OF THE MEMBERS OF THE EXECUTIVE BOARD OF DIRECTORS FOR FISCAL YEAR 2000/2001

The Executive and Supervisory Board of Directors propose to release the members of the Supervisory Board of Directors from their responsibilities for fiscal year 2000/2001.


3 THE COMPANY'S SHAREHOLDERS ARE ASKED TO RATIFY THE ACTS OF THE MEMBERS OF THE SUPERVISORY BOARD OF DIRECTORS FOR FISCAL YEAR 2000/2001

The Executive and Supervisory Boards of Directors propose to release the members of the Supervisory Board of Directors from their responsibilities for fiscal year 2000/2001.


4 THE COMPANY'S SHAREHOLDERS ARE BEING ASKED TO ELECT BY VOTE THE AUDITING FIRM FOR FISCAL YEAR 2001/2002

The Supervisory Board of Directors propose a vote "FOR" Arthur Andersen & Co. GmbH, Wirtschaftsprufungsgesellschaft, Munich, as the auditing firm for fiscal year 2001/2002.


5    RESOLUTION ABOUT THE COMPANY'S AUTHORISATION TO PURCHASE ITS OWN SHARES

The Supervisory and Executive Boards of Directors propose to extend the Company's authorisation to purchase its own shares as decided during the General Meeting held on November 14, 2000, to the legally defined maximum duration of 18 months, and put forward the following resolution:

By dissolving the authorisation granted on November 14, 2000, the Company is authorised to purchase company shares up to the maximum amount of E 1,972,465 until May 26, 2003. The authorisation may be exercised in part or in full.

If the shares are purchased through the stock exchange, the per share purchase price paid by the Company, which is the fair market price quoted on the Frankfurt Stock Exchange during the last 5 trading days before the share is purchased, may not be higher or lower than the Company's fixed XETRA closing price (excluding purchasing charges) by more than 10%. If the shares are purchased through a public bid, the per share price offered to and paid by the Company, which is the fair market price quoted on the Frankfurt Stock Exchange during the last 5 trading days before the bid is publicly announced, may not be higher or lower than the Company's fixed closing price by more than 10%.

In particular the authorisation can be used for the following purposes:

a) To offer Company shares to persons eligible to participate in the stock option programme that has been approved during the General Meeting or will be approved in the future;

b)   To redeem company shares;

c) To offer a third-party Company shares with the intent of concluding a possible collaboration with the third-party or in conjunction with the acquisition of or the investment in another company.

The Executive Board is authorised, with the approval of the Supervisory Board, to use the Company's own shares, the acquisition of which is performed under the said authorisation, for the above mentioned purposes, without requiring any further General Shareholders' resolution. Using the shares for the purposes defined under points a) and/or c), annuls the shareholders' preemptive rights.


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The Executive Board has, according to Sections 71 Section 8 Article 5, 186
Section 4 Article 2 German Stock Corporation Act, submitted a written report explaining the reasons that lead to the annulment of pre-emptive rights. From the day that this General Meeting has been convened, the report is available at the Company's premises for the shareholders to review. A free copy of the report is available upon request.

In essence, the report states the following:

In conjunction with the Company's purchase of its own stock, the annulment of pre-emptive rights is permissible, because the value of the shares being purchased does not exceed 10 % of the share capital, and the purchase of its own shares is appropriate and necessary to enable eligible optionees to convert their options to shares as approved during previous General Meetings, and is the only way in which the required number of shares that are not covered by conditional share capital can be supplied (refers to this point's section a).

Furthermore, redeeming shares can help prevent the Company from being damaged (refers to this point's section b).

In addition, purchasing one's own shares provides an essential and suitable means to co-operate with other companies, and it is the only way to attain the purchasing price required for mutual investments (refers to this point's section c).


6 RESOLUTION TO AUTHORISE THE EMISSION OF STOCK OPTIONS AND TO CHANGE THE AMOUNT OF CONDITIONAL SHARE CAPITAL

The amount of conditional share capital IV, increased to Euro 461,254 during the last General Meeting, which was held on November 14, 2000, was not entered in the trade register due to a registration obstacle. The Executive Board of Directors has withdrawn its request to make this entry in the trade registry. Based on this, the General Meeting should explicitly nullify the resolution of November 14, 2000 concerning the conditional share capital IV and the 461,254 additional stock options, which aren't issued yet.


The sum of the company's conditional share capital I, II and II is currently B 1,460,554. For this reason and according to Section 192 Abs. 3 of the German Stock Corporation Act, the General Meeting can set the conditional share capital IV at B 500,000 and authorise the Company to issue an additional amount of 500,000 stock options.

In addition, 150,000 Stock Options of employees who left the company have been terminated by the Company in accordance with the IXOS Stock Option Conditions. The conditional share capital was not affected by these terminations. Therefore, the General Meeting can authorize the company to grant these Stock Options at new conditions, without the need to resolve additional conditional share capital.

The Executive and Supervisory Boards suggest the following resolution:

6.1  RESOLUTION OF THE GENERAL MEETING HELD ON NOVEMBER 14, 2000

The resolution of the General Meeting held on November 14, 2000 concerning stock options, conditional share capital and amendments to the Company's Charter is herewith explicitly annulled.

6.2  ADDITIONAL STOCK OPTIONS

The Company is authorised to issue an additional amount of 650,000 stock options.

6.3  GROUP OF STOCK OPTION HOLDERS

Of the 650,000 additional stock options issue, a maximum number of

a) 65 % will be allotted to the Company's employees, and/or other Companies that are currently or will be associated with the Company in the future;

b) 35 % will be allotted to the Members of the Company's Executive Board of Directors and executive directors of Companies that are currently or will be associated with the Company in the future. Any and all decisions to issue stock options to members of the Executive Board of Directors are made solely


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     by the Supervisory Board of Directors. Any and all decisions to issue stock options to Managing Directors of companies that are currently or will be associated with the Company in the future are made by the Executive Board of Directors after the issuance has been approved by the Supervisory Board of Directors.

6.4  VALIDITY OF THE OPTIONS

The exercise period of stock options does not exceed 10 years.

6.5  OPTION RIGHTS; EXERCISE PRICE; EXECUTION

By exercising the options, and conform with the conditions defined by the Executive Board and approved by the Supervisory Board, and bearing in mind that these conditions are subject to changes such as re-capitalisation or a 1:1 conversion by the Company, individual shares can be purchased by paying the exercise price. The calculation of the exercise price is based on the average closing price reached on the Frankfurt Stock Exchange during five consecutive trading days prior to exercising the options. The Executive Board of Directors is authorised to determine if the number of shares required to fulfil the execution of the exercised options are provided from

a) the conditional share capital that was approved during the General Meetings held on October 31, 1997, July 21, 1998 and November 25, 1999 respectively or by the General Meeting held on November 27, 2001 or conditional share capital that is to be approved in the future or

b) The authorised capital that was authorised during the General Meeting held on November 25, 1999 or authorised capital that is to be approved in the future or

c) from any Company share re-purchase programmes that were decided during the General Meeting of November 27, 2001 or any future Company share re-purchase programmes that still need to be approved.

Alternatively, the optionee may be paid the equivalent value in cash. The equivalent value in cash is calculated from the difference between the share price and the average closing price for one par-value share quoted on the Frankfurt Stock Exchange during five consecutive trading days prior to exercising the options.

The Executive Board is authorised to determine which of the above-mentioned alternatives is offered to the optionee. The Executive Board will base its decision solely on the Company's interests.

6.6 PURCHASE PERIODS; EXERCISING PREREQUISITES

     6.6.1 PURCHASE PERIODS

     Optionees can exercise their options during a period of five weeks starting from the end of the third day of trading following the publication of the quarterly results.

     6.6.2 WAITING PERIOD

     The optionees must wait for a period of two years, starting with the date of issue of the options, before they can exercise their options.

     6.6.3 PERFORMANCE GOALS

     Moreover, the options can only be exercised if one month prior to exercising the options the shares' fair market price is at least 120 % higher than the share price applicable at its time of issuance for five consecutive trading days. This percentage is valid for the first year following the expiry of the two-year wait period conforming to this section's point 2, and increases each following year by 10 %. The price of one share is equivalent to the closing price quoted on the Frankfurt Stock Exchange for one of the Company's shares.

     6.6.4 EXERCISING PERIODS

    Options may not be exercised during the following periods:

     a) six weeks prior to the General Meeting up to and including the third trading day after each General Meeting;

     b) two weeks prior to the Company's fiscal year-end and/or the publication of the Company's quarterly results as well as

     c) from that day on which the Company offers to publicly announce in Germany's Official Gazette (Bundesanzeiger) the issue of new shares or bonds with the right to convert


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          these or obtain option rights, until that day on which the shares that are entitled for subscription on the stock exchange on which the Company's shares were first introduced, are quoted "ex new" ("ex Bezugsrecht") for the first time.

6.7  TAXATION OF EXERCISING RIGHTS

All taxes, including church tax and solidarity surcharges that are applicable at the time shares are granted or exercised, are carried in full by the optionee.

6.8  ADDITIONAL GUIDELINES

The Executive Board - and, in the event that it is hereby affected, the Supervisory Board - has the right, with the authorisation of the Supervisory Board, to develop any additional guidelines pertaining to the stock option programme.

6.9  THE EXECUTIVE BOARD'S REPORTING OBLIGATIONS

Conform with Sections 285 Article 9a German Commercial Code, 160 Section 1 Point 5 German Stock Corporation Act, the Executive Board will report the amount of option rights distributed during each Fiscal Year either in form of an appendix to the year-end financial report or as a section of the Annual Report.

6.10 RESOLUTION TO CHANGE THE AMOUNT OF CONDITIONAL SHARE CAPITAL

The Company's conditional share capital will be increased by an additional amount of up to Euro 500,000 through the issuance of up to 500,000 par value shares subscribed to the shareholder (Conditional Capital IV). The increase in conditional share capital is granted to guarantee that the optionees are able to exercise their option rights.

The Executive Board is authorised to define any additional details required to accomplish the increase in conditional share capital.

Section 5 of the Company's Charter (share capital) is amended by adding the following paragraph 8:

The Company's conditional share capital will be increased by an additional amount of up to Euro 500,000 through the issuance of up to 500,000 par value shares subscribed to the shareholder (Conditional Capital IV). The increase of conditional share capital will serve the purpose of granting an optionee the right to convert his/her options, the issuance of which was decided during the General Meeting. The increase in conditional share capital is only then valid if the eligible optionees exercise their options. The shares that result from exercised options are entitled to dividend at the beginning of the fiscal year in which the options were exercised.

7    ADDITIONAL CHANGES TO THE COMPANY'S CHARTER

The "Gesetz zur Namensaktie und zur Erleichterung der Stimmrechtsausubung" (NaStraG) is an amendment to the German Stock Corporation Act that is intended to improve the shareholders' voting rights. IXOS SOFTWARE Aktiengesellschaft would like to use this opportunity, to introduce new media. The objective is to make it easier for shareholders to assign a proxy to attend the General Meeting and cast their votes.

To ease the Supervisory Board of Directors' decision-making process, all of the latest telecommunication media will be made available.

In conjunction with the Euro conversion according to the resolution of the General Meeting of November 25, 1999 Section 5 Point 5 Article 2 of the Company's Charter (Approved Capital I) the amount was entered in German Mark instead of Euro. This mistake is to be corrected by amending Section 5 Point 5
Article 2 of the Company's Charter.

Section 20 Section 1 Point 1 of the currently valid Charter contains a rule whereby the General Meeting can only pass a resolution if more than half of the share capital is represented. This rule is not appropriate to companies whose shares are traded on the stock exchange, because a low General Meeting attendance would require reconvening the General Meeting, thereby incurring unnecessary costs for both the Company and the shareholders. This resolution is annulled without replacement.


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Moreover, the Company Charter does not currently contain a rule that authorises the Supervisory Board of Directors to amend the Company's Charter as far as the wording is concerned (cf. Section 179 Section 1 Point 2 German Stock Corporation
Act). This authorisation is of particular importance for the approved capital stated in this Charter, because the Executive Board's ability to pass any related resolutions after the approved capital has been increased and to inform the amount of shareholder's capital would require calling a new General Meeting rather than amending the wording of the Charter. To avoid overloading the General Meeting with such resolutions, the Supervisory Board of Directors should be granted the authorisation to make such changes of the wording (Fassungsanderung) to the Charter.

The Executive and Supervisory Boards suggest the following resolution:

7.1  TO THE HEADER OF THE CHARTER'S SECTION 18 WILL BE ADDED:

"The ability to vote by proxy"

7.2  A NEW SECTION 18 POINT 3 WITH THE FOLLOWING TEXT WILL BE ADDED TO THE
     CHARTER:

The right to vote may be exercised by proxy. The authorisation must be submitted in writing or by facsimile. Details of proxy assignments can be made known when the General Meeting is announced.

7.3  TO THE HEADER OF THE CHARTER'S SECTION 17 WILL BE ADDED:

The use of electronic media

7.4  A NEW SECTION 17 POINT 2 WITH THE FOLLOWING TEXT WILL BE ADDED TO THE
     CHARTER:

"If this is stipulated in the invitation to the General Meeting, participation in the General Meeting, its transmission and the ability to vote using electronic media are permitted if they are carried out according to the then applicable law and the conditions stipulated in the invitation to the General Meeting."


7.5  SECTION 14 POINT 3 OF THE CHARTER WILL BE WORDED AS FOLLOWS:

Meetings may be attended and resolutions passed in writing, by telephone, facsimile, telex or by using any other means of telecommunication if so authorised by the Chairman of the Supervisory Board of Directors. Such authorisation will be granted on a case-by-case basis.

7.6  SECTION 5 POINT 5 PARAGRAPH 2 OF THE COMPANY CHARTER WILL BE WORDED AS
     FOLLOWS:

"The Executive Board of Directors can, with the approval of the Supervisory Board of Directors exclude the shareholders from executing their subscription rights for a nominal value of up to Euro 1,800,000 in order to issue shares for an issue price that is not considerably lower than that quoted on the stock exchange."

7.7 SECTION 20 POINT 1 OF THE COMPANY CHARTER, WHEREBY THE GENERAL MEETING IS ONLY ABLE TO PASS A RESOLUTION WHEN MORE THAN HALF OF THE SHARE CAPITAL IS REPRESENTED IS DELETED WITHOUT REPLACEMENT. SECTION 20 POINTS 2, 3 AND 4 WILL BECOME POINTS 1, 2 AND 3 RESPECTIVELY.

7.8 A NEW SECTION 31 WITH THE HEADER "AUTHORISATION TO AMEND THE CHARTER" AND THE FOLLOWING WORDING WILL BE ADDED TO THE COMPANY CHARTER:

"The Supervisory Board of Directors is authorised to amend those items of the Charter that concern its wording."

Allowed to attend the General Meeting and exercise their voting rights, are, conform Section 18 of the Company Charter, those shareholders who deposit their shares at a Company bank, a German notary, a General Security Deposit Account or at Deutsche Bank at the latest on November 20, 2001 during regular business hours and will leave them there until the end of the General Meeting. If the shares are deposited at a German notary, the certificate of deposit must be submitted to the Company by November 21, 2001.

The deposit is also considered to be in effect if the shares, with the approval of a depositing locality, are kept in blocked deposit by a financial institute until the end of the General Meeting.


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Those persons that are permitted to attend will be provided with entrance cards.
The right to vote may be performed by proxy via a bank or an association of shareholders. Except in the case of voting by proxy via a bank or a shareholders' association (Section 135 Article 1 Section 1 German Stock Corporation Act) the authorisation must be granted in writing and the original must be presented on the day of the General Meeting. Each shareholder may, during the General Meeting, call on the assistance of an advisor that has been pledged to secrecy. The year-end financial statements, the consolidated statement and the summarised status report of IXOS SOFTWARE Aktiengesellschaft and of the group for fiscal year 2000/2001, as well as the Supervisory Board of Directors' report, and the proposal on how to use the net profit, are available at the Company's premises for the shareholders to review. Free copies of these documents are available upon request.



Grasbrunn, October 2001


The Executive Board of Directors


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                                     [MAP]


GETTING TO THE HILTON MUNICH PARK

Due to the limited number of parking spaces in the hotel, we strongly recommend that you use public transportation.

BY PUBLIC TRANSPORTATION

FROM FRANZ-JOSEF-STRAU(BETA) AIRPORT:

[ ]  Take the S-Bahn S 8 to "Ostbahnhof."

[ ] Get out at Ostbahnhof, and take Bus 54 in direction "Munchner Freiheit." Get off at "Am Tucherpark."

FROM CENTRAL STATION AND KARLSPLATZ/STACHUS:

[ ] Take Tram 17 in direction "Effner Platz." Get off at "Tivolistrasse." From there it's a 5 minute walk to the hotel.

FROM MARIENPLATZ:

[ ]  Take U-Bahn U3 in direction "Olympiazentrum." Get out at "Giselastrasse."

[ ]  Take Bus 54 in direction "Ostbahnhof." Get off at "Am Tucherpark."


BY CAR

A9  NURNBERG/FRANZ-JOSEF-STRAUSS AIRPORT, A8 SALZBURG/PASSAU:

[ ] At the end of the motor way, follow signs for Mittlerer Ring Ost, exit at Tucherpark, and turn right at the first traffic light.

A8  STUTTGART:

[ ] At the end of the motor way, follow signs for Mittlerer Ring Nord, pass by the Olympic Stadium (Olympiastadion), exit at Tucherpark, and turn right at the first traffic light.

A96 LINDAU, A95 GARMISCH-PARTENKIRCHEN:

[ ] At the end of the motor way, follow signs for Mittlerer Ring West, pass by the Olympic Stadium, exit at Tucher-park, and turn right at the first traffic light.


IXOS SOFTWARE AG
Technopark 1
Bretonischer Ring 12
85630 Grasbrunn
Germany
Tel.: + 49.(0)89.46 29.0
Fax:  + 49.(0)89.46 29.11 99
eMail: office@ixos.de
INTERNET: www.ixos.com


                                                                         IXOS(R)
                                                    eBUSINESS DOCUMENT SOLUTIONS